EXHIBIT 99.1

MINERALS TECHNOLOGIES

Innovative Technologies.
Essential Solutions.™

News Release
Investor Contact: Lydia Kopylova, (212) 878-1831
Media Contact: Jennifer Albert, (212) 878-1840

MINERALS TECHNOLOGIES ANNOUNCES ELECTION OF KRISTINA M. JOHNSON TO BOARD OF DIRECTORS

NEW YORK, March 26, 2024 (GLOBE NEWSWIRE) -- Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today announced that Kristina M. Johnson has been elected to its Board of Directors.
“We are excited to welcome Kristina Johnson to our Board,” said Douglas T. Dietrich, Chairman and Chief Executive Officer. “Dr. Johnson is highly accomplished in education, business, government, and science and technology. She will provide significant value to MTI with her unique experiences, perspectives, and innovative ideas.”
Dr. Johnson most recently was President of The Ohio State University and previously served as the chancellor of the State University of New York. Dr. Johnson served as Chief Executive Officer of Cube Hydro Partners, LLC, a clean energy company, and a joint venture between Enduring Hydro, a company she founded, and I Squared Capital, a private equity firm. In addition, Dr. Johnson served as Under Secretary of Energy at the U.S. Department of Energy. Prior to this, she was Provost and Senior Vice President for Academic Affairs at The Johns Hopkins University, Dean of the Pratt School of Engineering at Duke University, and Professor of Electrical and Computer Engineering at the University of Colorado at Boulder.
In 2015, Dr. Johnson was inducted into the National Inventors Hall of Fame and continues to be a member of the National Academy of Engineering and the National Academy of Inventors. In 2008, she was awarded the John Fritz Medal, widely considered the highest award given in the engineering profession. She currently serves on the boards of DuPont and Cisco Systems, Inc., and previously served on the Minerals Technologies Inc. Board from 2000 to 2009.
Dr. Johnson earned a Bachelor of Science, Master of Science, and Ph.D. in electrical engineering from Stanford University.
Dr. Johnson will begin her service on the MTI Board of Directors on May 13, 2024.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a leading, technology-driven specialty minerals company that develops, produces, and markets a broad range of mineral and mineral-based products, related systems, and services. MTI serves globally a wide range of consumer and industrial markets, including household, food and pharmaceutical, paper, packaging, automotive, construction, and environmental. The company reported global sales of $2.2 billion in 2023. For further information, please visit our website at www.mineralstech.com.

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